UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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The Greenbrier Companies

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
January 8, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Friday, January 8, 2010 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing six directors of the Company;

2. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2010; and

3. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 17, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/   Kenneth D. Stephens
Kenneth D. Stephens
Secretary

Lake Oswego, Oregon
November 24, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 8, 2010: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

PROXY STATEMENT

2010 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2010 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Friday, January 8, 2010 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the nominees and for ratification of the appointment of the independent auditors. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $15,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being mailed to shareholders on or about November 25, 2009.

VOTING

Holders of record of our Common Stock at the close of business on November 17, 2009, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 17, 2009, there were 17,083,234 shares of Common Stock outstanding and entitled to vote, and a majority, or 8,541,618 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Uncontested director elections are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of eleven directors. The directors are divided into three classes, one class with three directors and two classes with four directors each. One class is elected each year for a three-year term. The four nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class I directors to serve until the Annual Meeting of Shareholders in 2013, or until their respective successors are elected and qualified, are Duane C. McDougall, A. Daniel O’Neal, Jr., Donald A. Washburn and Wilbur L. Ross, Jr. The two nominees recommended by our Nominating and Corporate

Governance Committee and nominated by the Board of Directors for election as Class II directors to serve until the Annual Meeting of Shareholders in 2011, or until their respective successors are elected and qualified, are Victoria McManus and Wendy L. Teramoto. Ms. McManus and Ms. Teramoto were appointed by the Board to fill newly created directorships resulting from an increase in the authorized number of Directors and pursuant to the Company’s Bylaws, each of them must stand for election at the 2010 shareholder meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The six nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of the six nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of Messrs. McDougall, O’Neal, Washburn, and Ross, Ms. McManus and Ms. Teramoto.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration
			Director	of Current
Name	Age	Positions	Since	Term

Nominees for Election
Class I
Duane C. McDougall(1)(2)(3)	57	Director	2003	2010
A. Daniel O’Neal, Jr.	73	Director	1994	2010
Wilbur L. Ross, Jr.	71	Director	2009	2010
Donald A. Washburn(2)(3)	65	Director	2004	2010
Class II
Victoria McManus(3)	54	Director	2009	2010
Wendy L Teramoto	35	Director	2009	2010

Directors Continuing in Office
Class II
Graeme A. Jack(1)(2)	59	Director	2006	2011
Benjamin R. Whiteley(1)(2)(3)	80	Chairman of the Board of Directors	1994	2011
Class III
William A. Furman	65	President, Chief Executive Officer and Director	1981	2012
C. Bruce Ward	79	Director	1994	2012
Charles J. Swindells(1)(2)(3)	67	Director	2005	2012

Director Emeritus
Victor G. Atiyeh	86	Director Emeritus

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

William A. Furman, President, Chief Executive Officer and Director.   Mr. Furman has served as a member of the Board and as the Company’s President and Chief Executive Officer since 1994. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Graeme A. Jack, Director.  Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is a retired partner of the world-wide accounting firm of PricewaterhouseCoopers LLP. He was admitted to the partnership in 1980 in the Hong Kong office. He served as the lead partner of the management consulting services practice from 1985 to 1990. Mr. Jack has been appointed an independent trustee for Hutchison Provident Fund and the Hutchison Provident and Retirement Plan, two funds established for the retirement of Hutchison Whampoa Limited employees.

Duane C. McDougall, Director.  Mr. McDougall has served as a member of the Board since 2003. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as Chairman of the Board of Boise Cascade and a Director of West Coast Bancorp and Cascade Corporation as well as several non-profit organizations.

Victoria McManus, Director.   Ms. McManus has served as a member of the Board since July 2009. From September 2008 to the present, Ms. McManus has worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the US Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position as President of their Rail Division.

A. Daniel O’Neal, Jr., Director.   Mr. O’Neal has served as a member of the Board since 1994. Mr. O’Neal served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985 has served in various executive positions with Greenbrier. Prior to joining Greenbrier in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of Cascade Land Conservancy and other non-profit organizations.

Wilbur L. Ross, Jr., Director.  Mr. Ross has served as a member of the Board since June 2009. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a asset management firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund L.P., Asia Recovery Fund Co-Investment, Absolute Recovery Hedge Fund and India Asset Recovery Fund, each of which is a private investment fund managed by WL Ross & Co. LLC. Mr. Ross is an executive officer of Invesco Private Equity; Panther RE; AHM Service and PLASCAR Participacoes SA. Mr. Ross is also a member of the Business Roundtable. Mr. Ross is Non-Executive Chairman of the Board of Directors of International Coal Group, Inc. since April 2005. Mr. Ross is Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles. Mr. Ross also serves as a Director of ArcelorMittal N.V., Assured Guaranty Ltd. and Montpelier Re Holdings Ltd., as well as on numerous privately held companies and non-profit organizations.

Wendy L. Teramoto, Director.  Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC, prior to this position she was a Vice President from April 2000 to July 2005. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto has been a member of the board of International Coal Group, Inc. since October 2004.

Charles J. Swindells, Director.  Mr. Swindells has served as a member of the Board since September 2005. Mr. Swindells is employed by Evercore Partners as a Senior Advisor to Evercore Wealth Management. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company.

C. Bruce Ward, Director.   Mr. Ward has served as a member of the Board since 1994. He served as Chairman of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company.

Donald A. Washburn, Director.  Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn served as Executive Vice President of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as a trustee of LaSalle Hotel Properties, and a director of Key Technology, Inc. and Amedisys, Inc., as well as privately held companies and non-profit corporations.

Benjamin R. Whiteley, Chairman of the Board of Directors.   Mr. Whiteley has served as a member of the Board since 1994 and was elected Chairman of the Board of Directors in October 2004. He is the retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served as a director of several other publicly held companies and has chaired the boards of a number of non-profit organizations.

Victor G. Atiyeh, Emeritus Director.  Mr. Atiyeh served as a member of the Board from 1994 until the completion of his term in January 2008. Mr. Atiyeh has agreed to continue his counsel to the Board as an Emeritus Director. Mr. Atiyeh has been President of Victor Atiyeh & Co., international trade consultants, since 1987. He served eight years as Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a family retail company.

Board Committees, Meetings and Charters

During the year ended August 31, 2009, the Board of Directors held nine meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Nominating and Corporate Governance Committee to be held after the end of each fiscal year of the Company. The Board has designated the Chairman of the Board of Directors of the Company to preside at the regularly scheduled meetings of the non-management directors.

Messrs. McDougall, Swindells and Whiteley are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Washburn is a member of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Ms. McManus is a member of the Nominating and Corporate Governance Committee. Mr. Jack is a member of the Audit and Compensation Committees. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee, Mr. McDougall is the Chairman of the Audit Committee and Mr. Swindells is the Chairman of the Compensation Committee. During the year ended August 31, 2009, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held five meetings and the Compensation Committee held five meetings. All directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange. Applying the New York Stock Exchange definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Jack, McDougall, Swindells, Washburn and Whiteley and Ms. McManus.

During 2009, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Continuing activity in the business community

•	Age and maturity

•	Diversity considerations

•	Background in manufacturing or related industries

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All directors of the Company attended the annual meeting of shareholders held on January 9, 2009.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

Wilbur L. Ross, Jr. is Chairman and CEO of WL Ross & Co. LLC (WLRCo) and Wendy L. Teramoto is Senior Vice President of WLRCo. On June 10, 2009, the Company entered into the WLR Credit Agreement (as defined below), the Warrant Agreement (as defined below) and the Investor Agreement (as defined below) pursuant to which, among other things, the Company obtained a $75.0 million term loan from WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) and issued warrants to purchase shares of its common stock, as more fully described below (collectively, the “WLR Transactions”). WLR Recovery Associates IV LLC (“Associates”) is the general partner of Recovery Fund. Mr. Ross is the managing member of Associates. Mr. Ross is an executive officer of INVESCO Private Capital, Inc., which is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of Parallel Fund. The WLR Transactions led to Mr. Ross’s and Ms. Teramoto’s elections as Directors of the Company. In addition, Victoria McManus, a Director of the Company, owns a 3% participation in the WLR Transactions.

WLR Credit Agreement

On June 10, 2009, the Company entered into a Credit Agreement (the “WLR Credit Agreement”), among the Company as borrower, Recovery Fund and Parallel Fund (together, the “Holders”) as holders, the other holders party thereto, and WLRCo, as Administrative Agent for such holders.

The WLR Credit Agreement provides for a $75.0 million secured term loan, with the potential to increase to $150.0 million. The outstanding principal amount of loan under the WLR Credit Agreement may not exceed the borrowing base, which is derived from specified percentages of the value of eligible accounts receivable, eligible inventory and eligible property, plant and equipment of the Company’s refurbishment and parts business domestic subsidiaries. The Company must provide additional collateral having a value equal to such shortfall in the borrowing base, or prepay the loan in such amount. The Company may the prepay loan under the WLR Credit Agreement in whole or in part at any time without premium or penalty. Amounts prepaid may not be re-borrowed.

The loan bears interest, at the Company’s option, at a rate equal to a base rate determined in accordance with the WLR Credit Agreement or at the three-month London interbank offered rate (“LIBOR”), in each case plus 3.50%. Interest on the loan is due and payable quarterly in arrears if bearing interest at the base rate and at the end of the interest period if bearing interest at LIBOR. Principal, together with all accrued and unpaid interest, is due and payable on June 10, 2012.

The Company’s obligations under the WLR Credit Agreement are secured by substantially all of the assets of each of the Company’s existing and future domestic subsidiaries engaged in the refurbishment and parts business. The Company also pledged to the Administrative Agent amounts owing to the Company under the Amended and Restated Loan and Security Agreement, dated as of February 3, 2009, among the Company, Greenbrier-GIMSA, LLC and Gunderson GIMSA S. de R.L. de C.V., as amended (the “GIMSA Loan”).

All of the Company’s existing and future domestic subsidiaries are required to guaranty the obligations under the WLR Credit Agreement, subject to some limited exceptions.

The largest amount outstanding under the WLR Credit Agreement during the period disclosed was $75.0 million. At November 20, 2009, $75.0 million in principal was outstanding.

Warrant Agreement

On June 10, 2009, the Company entered into a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”) pursuant to which the Company issued to the Holders warrants (the “Warrants”) to purchase an aggregate of 3,377,903 shares of the Company’s Common Stock. Recovery Fund holds Warrants to purchase 3,263,460 shares of Common Stock and Parallel Fund owns Warrants to purchase 13,016 shares of Common Stock . In connection with Victoria McManus’ 3% participation in the WL Ross transaction, WL Ross and its affiliates transferred the right to purchase 101,337 shares of Common Stock under the warrant agreement to Ms. McManus, a director of the Company.

The initial exercise price of the Warrants is $6.00 per share, and the Warrants expire on June 10, 2014. A Holder may pay the exercise price of the Warrants in cash or by cancellation of principal amount and/or accrued interest payable by the Company to such Holder under the WLR Credit Agreement, in each case in an aggregate amount equal to the aggregate exercise price of the Warrants being exercised, or by cashless exercise.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment for (i) common stock dividends, subdivisions or combinations; (ii) other dividends and distributions in excess of a $0.32 per annum cash dividend; and (iii) reorganizations, reclassifications, consolidations, mergers or sale of the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are also subject to adjustment in the event the Company issues shares of Common Stock or convertible securities, subject to certain exceptions, without consideration or for a consideration per share that is less than 95% of the volume weighted average trading price of the Common Stock on the last trading day preceding the earlier of the date of agreement on pricing of such shares and the public announcement of the proposed issuance of such shares.

If events occurring after the date of the Warrant Agreement would result in an adjustment causing the Warrants to become exercisable in the aggregate for a number of shares of Common Stock that would exceed the number of shares that the Company may issue upon exercise of the Warrants under the rules and regulations of the applicable stock exchange, then from and after such time, upon exercise of any Warrant, the Company may elect to settle the Warrant in cash.

The Company shall not be obligated to issue any shares of Common Stock upon exercise of the Warrants to the extent that, the issuance of such shares of Common Stock would result in the WLR Group (or, if the applicable holder is not a member of the WLR Group, such holder or any of its affiliates) becoming an “Acquiring Person” as that term is defined in and calculated in accordance with the Stockholder Rights Agreement (as defined below), unless and until such excess shares are subject to the voting agreement as described under “Investor Rights and Restrictions Agreement” below. WLR Group is defined in the Third Amendment to the Stockholders Rights Agreement.

Investor Rights and Restrictions Agreement

On June 10, 2009, the Company entered into the Investor Rights and Restrictions Agreement, dated as of June 10, 2009, among the Company, the Investors, WLRCo, and the other holders from time to time party thereto (the Investor Agreement).

Board Rights

Pursuant to the Investor Agreement, the Company agreed to cause two designees of Recovery Fund (a “WLR Designee”) to be appointed to the Company’s Board of Directors, which designees are Mr. Ross and Ms. Teramoto. In addition, the Company agreed to re-nominate one of such individuals, as designated by Recovery Fund, to the Company’s Board following the end of such director’s term. If no WLR Designee is serving on the Company’s Board, Recovery Fund is entitled to board observer rights. Recovery Fund’s board rights terminate upon the earliest to occur of June 10, 2014 and certain other events specified in the Investor Agreement.

Aircraft Usage Policy

William A. Furman, Director, President and Chief Executive Officer of the Company, is a 50% owner of two private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to Greenbrier’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to Greenbrier for similar services provided by unrelated parties. During 2009, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating $56,000.

Indebtedness of Management

Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy

We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following are executive officers of the Company:

William A. Furman, 65, is President, Chief Executive Officer and a director of Greenbrier, positions he has held since 1994. Mr. Furman was Vice President of Greenbrier, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 54, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining Greenbrier, Mr. Baker held corporate officer positions with Lattice Semiconductor Corporation since 1997.

Robin D. Bisson, 55, is Senior Vice President – Marketing and Sales, a position he has held since 1996. Mr. Bisson has been Vice President of Greenbrier Leasing Company LLC, a subsidiary that engages in railcar leasing, since 1987.

Alejandro Centurion, 53, is President of Manufacturing Operations, a position he has held since May of 2007. Mr. Centurion joined Greenbrier in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining Greenbrier, he held senior manufacturing positions with Bombardier Transportation for eight years.

James W. Cruckshank, 54, is Senior Vice President and Chief Accounting Officer, a position he has held since April 2008. Prior to joining Greenbrier, Mr. Cruckshank held corporate officer positions with MathStar, Inc. since 2005. He was Chief Financial Officer of Synetics Solutions, Inc. from 2004 to 2005.

William G. Glenn, 48, is Senior Vice President Strategic Planning and Chief Commercial Officer, a position he has held since June 2009. Prior to becoming Senior Vice President, Mr. Glenn was Vice President of Corporate Development and Staff, a position he has held since April 2007. Prior to joining Greenbrier, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007.

Lorie L. Leeson, 42, is Vice President, Corporate Finance and Treasurer, a position she has held since June 2009. Prior to becoming Treasurer, Ms. Leeson was Vice President Corporate Finance and Assistant Treasurer since November 2007 and Assistant Vice President, Corporate Finance since 2004.

Maren J. Malik, 58, is Vice President of Administration of the Company, a position she has held since June 1991. Prior to 1991 Ms. Malik served in various financial and management positions for Greenbrier’s predecessor Company.

Anne T. Manning, 46, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 52, is Executive Vice President, Chief Financial Officer, a position he has held since January 2008. Prior to becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001.

James T. Sharp, 55, is President of Greenbrier Leasing Company LLC, a position he has held since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Timothy A. Stuckey, 59, is President of Gunderson Rail Services LLC, doing business as Greenbrier Rail Services, a subsidiary engaged in the repair and refurbishment of rail cars. He has served as President since May 1999.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

EXECUTIVE COMPENSATION

Compensation Governance

The Compensation Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws, and operates pursuant to a Charter approved by the Board of Directors. A copy of the Charter is available on the Company’s website at http://www.gbrx.com. The Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee determines the compensation level of the Chief Executive Officer based on the Chief Executive Officer’s performance in light of the Company’s goals and objectives. The Compensation Committee also approves compensation of executives other than the Chief Executive Officer. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. The Compensation Committee has sole authority to retain and terminate such consultants, counsel, experts and other personnel as the Committee may deem necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. There are no express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board of Directors. Messrs. Graeme A. Jack, Duane C. McDougall, Charles J. Swindells, Donald A. Washburn, and Benjamin R. Whiteley were the members of the Compensation Committee during fiscal 2009. Mr. Swindells is the Chairman of the Compensation Committee. The Compensation Committee held five meetings during the year ended August 31, 2009.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction.

Compensation Discussion and Analysis

Philosophy

The Board of Directors and executive management at the Company believes that the performance and contribution of its executive officers are critical to the overall success of the Company. To attract, retain, and motivate the executives necessary to accomplish the Company’s business strategy, the Compensation Committee believes that:

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees.

•	Compensation should reflect position and responsibility.

•	Compensation should be linked to performance and should reinforce cooperation and teamwork in achieving business success.

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•	Incentive compensation should be flexible, responsive to the Company’s cyclical business environment, and strike a balance between short-term and long-term performance.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	The tax deductibility of compensation should be maximized and administrative costs should be minimized through simplified program structures.

The Compensation Committee believes executive compensation packages provided by the Company to its executives should include both cash and equity-based compensation. Our executive compensation program is intended to have sufficient flexibility to help achieve the goals of each business segment, but within the overall objectives and performance of the Company as a whole. Individual executive compensation is based upon contribution to the organization, experience and expertise, unique skills and other relevant factors. The Compensation Committee discusses with the Chief Executive Officer (“CEO”) annually the performance of each executive officer (other than the CEO, whose performance is reviewed by the Compensation Committee), and based upon these discussions, makes compensation decisions, including salary adjustments and incentive award amounts. The CEO plays a significant role in the compensation-setting process. The CEO evaluates the performance of the other executive officers and makes recommendations regarding salary and incentive awards for the other executive officers. The CEO’s evaluation of executive officer performance is based on achievement of goals and objectives applicable to the individual executive, each individuals’ performance and contribution to the achievement of the financial, operational and strategic goals and objectives of the Company, individual effectiveness and performance in the individual executive’s position, and such other factors as the CEO and the Compensation Committee determine to be appropriate in light of the scope and complexity of such executive’s job responsibilities.

Use of Compensation Consultants

The Compensation Committee has directly engaged Mercer Human Resource Consulting (“Mercer”) as an executive compensation consultant. Mercer reports directly to the Compensation Committee and is responsible for providing advice and counsel to the Compensation Committee on program design and compensation issues. The Compensation Committee also looks to Mercer for assistance in determining a peer group for comparison of executive compensation. The Committee believes that information regarding compensation at peer companies is useful, as it understands that the Company’s compensation practices must be competitive in the marketplace.

However, the Company does not specifically rely on benchmarks of compensation against its peers, rather the level of specific elements of compensation awarded by peer companies is only one of the many factors that the Company considers in assessing the reasonableness of the compensation of executive officers.

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, accumulative realized and unrealized stock option and restricted stock gains, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current payment obligations of the Company in order to fund the Company’s obligations under the supplemental executive retirement plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the named executive officers to facilitate this review.

Elements of Executive Compensation

For the year ended August 31, 2009, the principal components of compensation for executive officers were:

•	Base salary;

•	Short-term incentives — cash bonus;

•	Long-term incentive — restricted stock awards;

•	Retirement and insurance benefits;

•	Perquisites and other personal benefits; and

•	Post-employment benefits.

Base Salary

Base salaries are determined for each executive based on his or her position and responsibilities relative to other executive officers and are, in some cases, determined pursuant to negotiated employment agreements. We regularly monitor competitive compensation rates in local and industry-specific markets, and take that information into account in setting and reviewing base salaries. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon an executive’s promotion or other change in responsibility. Merit-based increases to salaries are based on an assessment of the individual executive’s performance.

Due to depressed macroeconomic conditions and continued softness in the railroad supply market, in March 2009, the Company implemented certain cost-cutting measures, including reduction in base salaries for the Company’s executive officers. The salaries of the Company’s executive officers were reduced by a larger percentage than salaries of other Company employees. Notwithstanding the fact named executive officers had formal employment agreements with the Company, each of the Company’s named executive officers agreed to amend such agreements to implement a voluntary reduction to his annual salary during 2009. Mr. Furman agreed to a 50% base salary reduction and each of Messrs. Bisson, Centurion, Rittenbaum and Stuckey agreed to a 12.5% base salary reduction.

Short-Term Incentives — Cash Bonuses

Cash bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation based upon Company and individual performance. The bonus program provides the Compensation Committee with the latitude to award cash incentive compensation to executive officers as a reward for the growth and profitability of the Company and places a significant percentage of each executive officer’s compensation at risk.

Mr. Furman’s annual bonus is determined based upon the Company’s return on shareholders’ equity, pursuant to a formula set forth in his employment agreement, as described below under the heading “Employment Agreements and Other Arrangements.” Mr. Furman’s employment agreement has been approved by the Company’s shareholders, and his annual bonus is considered to be performance-based, non-equity incentive plan compensation.

For the year ended August 31, 2009, the minimum return on shareholders’ equity requirements were not met, and accordingly, Mr. Furman did not receive a bonus.

Annual bonuses paid to named executive officers other than Mr. Furman are discretionary and are recommended to the Compensation Committee for approval by Mr. Furman based on non-formulaic assessments of individual performance against objectives, including performance of the business unit or other corporate function for which the executive officer is responsible. External market and other factors beyond the control of the executive officer are generally not considered in evaluating performance, though such factors have a strong impact on the amount of the aggregate annual bonus pool available for all executives. No cash bonuses were paid to any of the named executive officers for the year ended August 31, 2009, in view of the Company’s financial performance.

Long-Term Incentive — Restricted Stock Awards

Awards of restricted stock form the basis of the Company’s long-term incentive program, which is intended to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. The long-term incentive program is designed to emphasize the need for executives to focus on the long-range strategic goals of the Company.

Stock-based awards are made pursuant to the Company’s 2005 Stock Incentive Plan, which is administered by the Compensation Committee. Pursuant to the 2005 Stock Incentive Plan, an aggregate of 1,300,000 shares of Common Stock were reserved for grants of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees, and consultants. The 2005 Stock Incentive Plan was amended in January 2009 to increase the total number of shares available for issuance under the plan by 525,000, to 1,825,000. As of August 31, 2009, 299,853 shares of Common Stock remained available for grant under the 2005 Stock Incentive Plan.

In January 2008, the CEO received a restricted stock award subject to vesting over a three-year period contingent on the achievement of certain revenue growth, earnings growth, and return on equity targets and on meeting certain defined milestones in CEO succession planning. In April 2008, each of the other named executive officers except Mr. Rittenbaum received restricted stock awards subject to vesting over a three-year period contingent on the achievement of the same revenue growth, earnings growth and return on equity targets. During 2009, the Committee noted that the severe world-wide recession and the consequent depressed state of the rail supply industry rendered those performance criteria virtually unachievable regardless of individual performance or effort. The Committee determined that the 2008 performance-vesting grants ceased to have incentive or retention value, and that having the awards outstanding constrained the Company’s ability to issue new awards under the Stock Incentive Plan or further the purposes of the Plan. The Committee therefore permitted executive officers to voluntarily surrender and cancel performance-based stock awards received in 2008. In 2009, each of the named executive officers who had performance-vesting restricted stock surrendered such stock for cancellation.

Given the difficulty of setting appropriate performance measures in view of the economic turmoil, the Committee determined to utilize time-vesting for restricted stock grants awarded during 2009. The Company awarded restricted stock grants totaling 696,134 shares under the 2005 Stock Incentive Plan during fiscal 2009, including 218,000 shares awarded to the Company’s named executive officers as disclosed in the “Grants of Plan-Based Awards Table” and described in the accompanying narrative. The awards vest in a lump sum three years from the date of grant, in order to retain and incentivize key employees during the economic downturn, and to further align the interests of key employees and shareholders.

Executive Retirement and Insurance Benefits

• Target Benefit Plan

Certain of the Company’s executive officers, including all named executive officers other than Mr. Furman, participate in a supplemental retirement benefit plan maintained by a Company subsidiary, the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Target Benefit Plan”). The Target Benefit Plan provides for supplemental retirement income compensation for participating executives. It is not a deferred compensation plan nor a tax-qualified retirement plan; contributions made on behalf of executives under the Target Benefit Plan are taxed to the participating executives currently. The Target Benefit Plan is designed to provide supplemental retirement income to executives in an amount equal to 50% of the executive’s final base salary, although no level of benefits is guaranteed under the Target Benefit Plan. Contributions by the Company to the Target Benefit Plan are used to purchase annuity contracts that are owned by participating executives. The Company also pays participants tax gross-up payments to defray the taxes resulting from the Target Benefit Plan contributions. In order to determine the Company’s contribution under the Target Benefit Plan, the Company projects the executive’s annual salary at age 65 by taking the executive’s current annual base salary, adjusting it for assumed future salary increases including cost of living increases, compounded annually, until the executive reaches age 65. Using that projected annual salary at age 65, the Company determines the amount of annuities necessary, in light of prior annuity purchases and future anticipated purchases, to reach the target benefit of 50% of final year base salary. The Company, however, has discretion to purchase, or not purchase, annuities in any given year sufficient to cover such estimated target benefits for plan participants. The normal form of annuity benefit payments are monthly payments commencing at age 65 and continuing for 180 months. Participants may elect a different form of payment and benefit commencement date, but the amount of benefits received in such alternate form will be actuarially equivalent to the amount payable in the normal benefit form. Upon a change of control (as defined in the Target Benefit Plan), the Company’s obligation to make contributions on executives’ behalf is accelerated.

During January 2009, the Company made contributions with respect to funding for the fiscal year ended August 31, 2008. Due to the Company’s financial performance, the Company has not accrued and does not expect to make contributions to the Target Benefit Plan with respect to the fiscal year ended August 31, 2009.

• Executive Life Insurance

The Company provides an executive life insurance program to certain executives, including the named executive officers, whereby the Company has agreed to pay the premiums on life insurance policies insuring the executives’ lives, to recognize such premium payments as compensation to the executives, and to pay the executives an additional bonus to help defray the executives’ income tax liability resulting from the payment of such premiums being treated as current compensation. Mr. Furman does not participate in the executive life insurance program.

Mr. Furman’s employment agreement provides for a supplemental retirement benefit of $407,000 per year, payable until age 70. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. The Company remits $185,000 of the benefit amount to the trustee of a trust that holds the life insurance policy for payment of the annual premium. The Company directly remits the remaining $222,000 to the appropriate state and federal tax authorities.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles and payment of club membership dues. During fiscal 2006 the Compensation Committee approved the establishment of an Executive Home Sale Assistance Program and adopted guidelines for the program, under which the Company will assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Charles J. Swindells, Chairman
Graeme A. Jack
Duane C. McDougall
Donald A. Washburn
Benjamin R. Whiteley

November 9, 2009

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended August 31, 2009. The named executive officers are William A. Furman, Mark J. Rittenbaum, Robin D. Bisson, Alejandro Centurion and Timothy A. Stuckey. The Company did not grant any stock options to the named executive officers in 2009, and does not maintain any pension or non-qualified deferred compensation plans. Accordingly, columns for such elements of compensation are not included in the Summary Compensation Table.

					Non-
					Equity
					Incentive	All
				Stock	Plan	Other
		Salary	Bonus(1)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

William A. Furman	2009	562,500	N/A	451,931	-0-	441,807	1,456,238
President and Chief	2008	708,333	N/A	232,038	-0-	454,275	1,394,646
Executive Officer	2007	625,000	N/A	N/A	-0-	441,982	1,066,982
Mark J. Rittenbaum	2009	267,188	-0-	299,707	N/A	150,885	717,780
Executive Vice	2008	285,000	75,000	241,092	N/A	204,170	805,262
President and Chief Financial Officer	2007	252,000	150,000	191,050	N/A	195,671	788,721
Robin D. Bisson	2009	248,438	-0-	256,105	N/A	213,663	718,206
Senior Vice President,	2008	265,000	50,000	225,971	N/A	293,627	834,598
Marketing and Sales	2007	260,000	65,000	191,050	N/A	292,386	808,436
Alejandro Centurion	2009	267,188	-0-	144,531	N/A	207,650	619,369
President,	2008	285,000	65,000	110,358	N/A	696,489	1,156,847
Greenbrier Manufacturing Operations	2007	255,000	135,000	75,754	N/A	97,455	563,209
Timothy A. Stuckey	2009	243,750	-0-	155,619	N/A	234,010	633,379
President, Greenbrier	2008	260,000	65,000	121,476	N/A	296,045	742,521
Rail Services	2007	221,000	155,000	80,279	N/A	241,139	697,418

(1)	Mr. Furman’s bonus is performance-based and is therefore included in the Non-Equity Incentive Plan Compensation column.

(2)	The amount shown is the stock based compensation expense recognized by the Company in fiscal years 2009, 2008 and 2007 for restricted stock granted to the named executive officers as determined pursuant to FAS 123R. Amounts shown do not reflect compensation actually received by the named executive officers who received restricted stock grants during fiscal years 2009, 2008 and 2007, nor does it necessarily reflect the actual value that will be realized by them if and when the restricted stock awards vest. The assumptions used to calculate the value of restricted stock awards are set forth under Note 2 Summary of Significant Accounting Polices to the Company’s consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended August 31, 2009, 2008 and 2007.

(3)	See “All Other Compensation Table” below for detail on amounts included in this column, which include perquisites, contributions to the Target Benefit Plan, tax reimbursement payments, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

All Other Compensation Table for Fiscal 2009

	Perquisites						Tax
	and		Target	401(k)	Executive		Reimbursement
	Personal		Benefit Plan	Matching	Life		Payments
Name	Benefits ($)		Contributions ($)(1)	Contributions(2) ($)	Insurance ($)		($)(6)	Other ($)	Total ($)

William A. Furman	34,807	(3)	-0-	-0-	185,000	(4)	222,000	-0-	441,807
Mark J. Rittenbaum	14,837	(3)	54,572	4,904	11,000	(5)	65,572	-0-	150,885
Robin D. Bisson	6,104	(3)	43,145	5,049	58,110	(5)	101,255	-0-	213,663
Alejandro Centurion	24,560	(3)	73,402	2,286	17,000	(5)	90,402	-0-	207,650
Timothy A. Stuckey	21,049	(3)	78,887	4,987	25,100	(5)	103,987	-0-	234,010

(1)	These amounts represent the Company’s contributions under the Target Benefit Plan made in January 2009 on behalf of the named executive officer with respect to the plan year ended December 31, 2008.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)	Includes payments made on behalf of: Mr. Furman of $17,297 for car allowance, $12,200 for financial, investment and tax advisors and $5,310 for club dues; Mr. Rittenbaum of $14,837 for car allowance; Mr. Bisson of $2,724 for car allowance and $3,380 for club dues; Mr. Centurion of $15,085 for car allowance and $9,475 for tax advisors; and Mr. Stuckey of $15,139 for car allowance and $5,910 for club dues.

(4)	Consists of supplemental retirement benefit of $185,000 provided for under Mr. Furman’s employment agreement, which is intended to defray the cost of executive life insurance premiums.

(5)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(6)	These amounts represent cash payments to named executive officers to cover the estimated tax liability, and resulting tax liability from the gross-up tax payments, resulting from, in the case of Mr. Furman, the supplemental retirement benefit payment and the taxable income attributable to him as a result, and in the case of the other named executive officers, the contributions made on behalf of the named executive officers under the Target Benefit Plan and the taxable income attributable to the named executive officers under the Executive Life Insurance program.

All Other Compensation Table for Fiscal 2008

	Perquisites
	and		Target	401(k)	Executive		Tax
	Personal		Benefit Plan	Matching	Life		Reimbursement
Name	Benefits ($)		Contributions ($)(1)	Contributions(2) ($)	Insurance ($)		Payments ($)(7)	Other ($)		Total ($)

William A. Furman	47,275	(3)	-0-	-0-	185,000	(5)	222,000	-0-		454,275
Mark J. Rittenbaum	14,459	(3)	81,000	5,711	11,000	(6)	92,000	-0-		204,170
Robin D. Bisson	10,209	(3)	81,000	5,198	58,110	(6)	139,110	-0-		293,627
Alejandro Centurion	20,330	(3)	282,000 (4)	-0-	1,217	(6)	283,217	109,725	(8)	696,489
Timothy A. Stuckey	25,743	(3)	107,000	5,810	25,246	(6)	132,246	-0-		296,045

(1)	Except with respect to Mr. Centurion, these amounts represent the Company’s contributions under the Target Benefit Plan made in January 2008 on behalf of the named executive officer with respect to the plan year ended December 31, 2007.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)	Includes payments made on behalf of: Mr. Furman of $19,356 for car allowance, $15,000 for the value of a gift of artwork from Company employees, $7,500 for financial, investment and tax advisors and $5,419 for club dues; Mr. Rittenbaum of $14,459 for car allowance; Mr. Bisson of $4,922 for car allowance and $5,287 for club dues; Mr. Centurion of $17,280 for car allowance and $3,050 for tax advisors; and Mr. Stuckey of $19,337 for car allowance and $6,406 for club dues.

(4)	Represents contributions under the Target Benefit Plan made in January 2008 on behalf of Mr. Centurion with respect to the plan years ended December 31, 2007, 2006 and 2005.

(5)	Consists of supplemental retirement benefit of $185,000 provided for under Mr. Furman’s employment agreement, which is intended to defray the cost of executive life insurance premiums.

(6)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(7)	These amounts represent cash payments to named executive officers to cover the estimated tax liability, and resulting tax liability from the gross-up tax payments, resulting from, in the case of Mr. Furman, the supplemental retirement benefit payment and the taxable income attributable to him as a result, and in the case of the other named executive officers, the contributions made on behalf of the named executive officers under the Target Benefit Plan and the taxable income attributable to the named executive officers under the Executive Life Insurance program.

(8)	Consists of a payment under the Executive Home Sale Assistance Program.

All Other Compensation Table for Fiscal 2007

	Perquisites		Target
	and		Benefit Plan	401(k)	Executive		Tax
	Personal		Contributions	Matching	Life		Reimbursement
Name	Benefits ($)		($)(1)	Contributions(2) ($)	Insurance ($)		Payments ($)(6)	Other ($)	Total ($)

William A. Furman	34,982	(3)	-0-	-0-	185,000	(4)	222,000	-0-	441,982
Mark J. Rittenbaum	15,351	(3)	76,968	4,384	11,000	(5)	87,968	-0-	195,671
Robin D. Bisson	7,287	(3)	81,877	5,125	58,110	(5)	139,987	-0-	292,386
Alejandro Centurion	29,455	(3)	-0-	-0-	34,000	(5)	34,000	-0-	97,455
Timothy A. Stuckey	22,792	(3)	98,628	5,391	7,850	(5)	106,478	-0-	241,139

(1)	Consists of the Company’s contributions under the Target Benefit Plan made in January 2007 on behalf of the named executive officer with respect to the plan year ended December 31, 2006.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)	Includes payments made on behalf of: Mr. Furman of $18,993 for car allowance, $9,700 for financial, investment and tax advisors and $6,289 for club dues; Mr. Rittenbaum of $15,351 for car allowance; Mr. Bisson of $2,720 for car allowance and $4,567 for club dues; Mr. Centurion of $17,645 for car allowance and $11,810 for children’s school tuition; and Mr. Stuckey of $15,680 for car allowance and $7,112 for club dues.

(4)	Consists of the supplemental retirement benefit of $185,000 provided for under Mr. Furman’s employment agreement, intended to defray the cost of executive life insurance premiums.

(5)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(6)	These amounts represent cash payments to named executive officers to cover the estimated tax liability, and resulting tax liability from the gross-up tax payments, resulting from, in the case of Mr. Furman, the supplemental retirement benefit payment and the taxable income attributable to him as a result, and in the case of the other named executive officers, the contributions made on behalf of the named executive officers under the Target Benefit Plan and the taxable income attributable to the named executive officers under the Executive Life Insurance program.

Grants of Plan-Based Awards in Fiscal 2009

					All Other
					Stock	Grant
					Awards:	Date Fair
		Estimated Future Payouts Under			Number of	Value
		Equity Incentive Plan Awards			Shares of	of Stock
		Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#)	($)(1)

William A. Furman	5-1-09	N/A	N/A	N/A	100,000	836,000
Mark J. Rittenbaum	5-1-09	N/A	N/A	N/A	50,000	418,000
Robin D. Bisson	5-1-09	N/A	N/A	N/A	20,000	167,200
Alejandro Centurion	5-1-09	N/A	N/A	N/A	24,000	200,640
Timothy A. Stuckey	5-1-09	N/A	N/A	N/A	24,000	200,640

(1)	The Company amended its 2005 Stock Incentive Plan effective April 3, 2007 to provide that fair market value will be determined based upon the closing price of the Company’s stock on the date of grant. Prior to that amendment, the Plan provided that fair market value would be determined based on the mean of the high and low sales price of the Company’s stock on the date of grant or, if no prices were reported on such date, the most recent preceding date on which prices were reported. All restricted awards made during fiscal 2009 are subject to the terms of the Plan as amended, and are valued using the closing price of the Company’s stock on the date of grant and are subject to three-year cliff vesting.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the named executive officers.

Pursuant to the terms of his employment agreement, entered into effective September 1, 2004, as amended, Mr. Furman received a base salary at an annual rate of $750,000 as of the beginning of fiscal year 2009. Base salaries for Mr. Bisson, Mr. Centurion, Mr. Stuckey and Mr. Rittenbaum also are determined pursuant to the terms of employment agreements entered into with each of those officers respectively on May 11, 2006, April 6, 2009, June 26, 2007 and April 7, 2006, in each case (if applicable) as amended, or as amended and restated. Effective March 1, 2009, Mr. Furman and all other named executive officers voluntarily amended their employment agreements to reduce their base salaries. Mr. Furman’s base salary was reduced by 50% to a rate of $375,000 per year. Mr. Bisson’s, Mr. Centurion’s, Mr. Stuckey’s and Mr. Rittenbaum’s base salaries were each reduced by 12.5% to annual rates of $231,875, $249,375, $227,500 and $249,375. Because each rate was in effect for only part of the 2009 fiscal year, the aggregate base salary paid to Mr. Furman for fiscal 2009 was $562,500. The aggregate base salary paid to Mr. Bisson was $248,438, to Mr. Centurion was $267,188, to Mr. Stuckey was $243,750 and to Mr. Rittenbaum was $267,188.

Mr. Furman’s annual bonus is determined based upon the Company’s return on shareholders’ equity, pursuant to a formula set forth in his employment agreement. If the Company’s return on equity (“ROE”) is less than 10%, no cash bonus is paid. If the ROE is as least 10%, Mr. Furman is entitled to receive a bonus equal to 36% of annual base salary; if ROE is at least 12% but less than 14%, the bonus is equal to 54% of base salary; if ROE is at least 14% but less than 16%, the bonus is equal to 72% of base salary; if ROE is at least 16% but less than 18%, the bonus is equal to 110% of base salary; and if ROE is 18% or greater, the bonus is equal to 150% of base salary. The Compensation Committee has discretion to decrease the amount of the bonus by up to 50%, based upon the Chief Executive Officer’s performance. There was no return on equity in fiscal 2009. Accordingly, Mr. Furman did not receive a bonus for the year ended August 31, 2009.

Pursuant to the terms of their employment agreements, each of Messrs. Bisson, Centurion, Stuckey and Rittenbaum may receive an annual target bonus equal to 50% of his base salary, with greater or lesser amounts payable based on performance as determined by the Chief Executive Officer, in consultation with the Compensation Committee. No cash bonuses were awarded to Messrs. Bisson, Centurion, Stuckey or Rittenbaum for the year ended August 31, 2009.

Employment agreements with the named executive officers provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause and provide for payments and benefits in the event that the executive is terminated following a change in control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

During fiscal 2009 the Company granted restricted stock awards of 100,000 to Mr. Furman, 50,000 shares to Mr. Rittenbaum, 20,000 shares to Mr. Bisson and 24,000 shares each to Messrs. Centurion and Stuckey. The vesting requirements for such grants are as set forth in the footnotes to the table below entitled “Outstanding Equity Awards at August 31, 2009.”

Restricted Stock Subject to Time Vesting Provisions.  All unvested shares of restricted stock subject to time vesting provisions (“time-based shares”) held by Messrs. Furman, Bisson, Centurion, Rittenbaum and Stuckey will automatically vest upon death, disability or retirement. In addition, all time-based shares held by Messrs. Bisson, Centurion, Rittenbaum and Stuckey will immediately vest upon the Company’s termination of the executive other than for “cause” or other than in the event of a “change of control” of the Company (as such terms are defined in the executives’ respective employment agreements). In the event of a “change of control” of the Company (as defined in the executives’ respective employment agreements), all time-based shares held by Messrs. Bisson, Centurion, Rittenbaum and Stuckey will vest upon (i) the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” (as such terms are defined in the executives’ respective employment agreements) following the change of control (in the case of Mr. Centurion, if such termination occurs during the two-year period following the change of control) or (ii) the executive’s termination of his employment without reason during the 30 days following the first anniversary of the change of control.

Outstanding Equity Awards at August 31, 2009

					Stock Awards
									Equity
									Incentive
									Plan Awards:
								Equity	Market
								Incentive	or Payout
								Plan Awards:	Value of
							Market	Number of	Unearned
	Option Awards				Number of		Value of	Unearned	Shares,
	Number of	Number of			Shares or		Shares or	Shares,	Unites or
	Securities	Securities			Units of		Units of	Units or	Other
	Underlying	Underlying	Options		Stock That		Stock That	Other	Rights
	Unexercised	Unexercised	Exercise	Options	Have Not		Have Not	Rights	That Have
	Options	Options	Price	Expiration	Vested		Vested	That Have	Not Vested
Name	(#)	(#)	($)	Date	(#)		($)	Not Vested(6)	($)
	Exercisable	Unexercisable

William A. Furman	N/A	N/A	N/A	N/A	40,000	(1)	514,800	N/A	N/A
					100,000	(5)	1,287,000
Mark J. Rittenbaum	N/A	N/A	N/A	N/A	6,000	(2)	77,220
					6,000	(3)	77,220
					8,000	(1)	102,960
					50,000	(5)	643,500
Robin D. Bisson	N/A	N/A	N/A	N/A	6,000	(2)	77,220	N/A	N/A
					6,000	(3)	77,220
					3,200	(4)	41,184
					20,000	(5)	257,400
Alejandro Centurion	N/A	N/A	N/A	N/A	2,000	(2)	25,740	N/A	N/A
					6,000	(3)	77,220
					3,200	(4)	41,184
					24,000	(5)	308,880
Timothy A. Stuckey	N/A	N/A	N/A	N/A	2,000	(2)	25,740	N/A	N/A
					7,500	(3)	96,525
					3,200	(4)	41,184
					24,000	(5)	308,880

(1)	Restricted stock award for Mr. Furman was granted on January 8, 2008 and vests over a period of three years in annual increments of one third of each award beginning one year from grant date. Restricted stock award for

Mr. Rittenbaum was granted on January 8, 2008 and vests over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(2)	Restricted stock awards for each of Messrs. Bisson, Centurion, Rittenbaum and Stuckey were granted on August 1, 2005 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(3)	Restricted stock awards for each of Messrs. Bisson, Centurion, Rittenbaum and Stuckey were granted on April 4, 2007 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(4)	Restricted stock awards for each of Messrs. Bisson, Stuckey and Centurion were granted on April 7, 2008 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(5)	Restricted stock awards for each of Messrs. Bisson, Centurion, Furman, Rittenbaum and Stuckey were granted on May 1, 2009 and vest on May 1, 2012.

(6)	In April 2008, each of the named executive officers except Mr. Rittenbaum received restricted stock awards subject to vesting over a three-year period contingent on the achievement of revenue growth, earnings growth and return on equity targets. During 2009, the Committee noted that the severe world-wide recession and the consequent depressed state of the rail supply industry rendered those performance criteria virtually unachievable regardless of individual performance or effort. The Committee determined that the 2008 performance-vesting grants ceased to have incentive or retention value, and that having the awards outstanding constrained the Company’s ability to issue new awards under the Stock Incentive Plan or further the purposes of the Plan. The Committee therefore permitted executive officers to voluntarily surrender and cancel performance-based stock awards received in 2008. Restricted stock awards surrendered by Messrs. Bisson, Centurion, Furman and Stuckey were 4000 shares, 4000 shares, 100,000 shares and 4000 shares, respectively.

Option Exercises and Stock Vested During Fiscal 2009

			Stock Awards
	Option Awards		Number of	Value
	Number of	Value	Shares	Realized on
	Shares	Realized	Acquired	Vesting During
	Acquired	on	on	the Year Ended
	on Exercise	Exercise	Vesting	August 31, 2009
Name	(#)	($)	(#)	($)

William A. Furman	N/A	N/A	20,000	158,600
Mark J. Rittenbaum	N/A	N/A	10,000	86,890
Robin D. Bisson	N/A	N/A	8,800	74,406
Alejandro Centurion	N/A	N/A	4,800	32,986
Timothy A. Stuckey	N/A	N/A	5,300	35,211

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2009 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

		Weighted Average	Number of Securities
	Number of Securities to	Exercise Price of	Remaining Available for
	be Issued Upon Exercise	Outstanding Options,	Future Issuance Under
	of Outstanding Options,	Warrants,	Equity Compensation
Plan Category	Warrants and Rights	and Rights	Plans

Equity compensation plans approved by security holders(1)	12,160	$4.59	299,853
Equity compensation plans not approved by security holders	None	None	None

(1)	Includes the Stock Incentive Plan — 2000 (The 2000 Plan) and the 2005 Stock Incentive Plan.

Potential Post-Termination Payments

Benefits Triggered upon Termination Following a Change of Control

Employment agreements entered into with the Named Executive Officers provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change in control” of the Company, or if the officer terminates his employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

In the above-described agreements, “change of control” generally is defined to include the acquisition by any individual, entity or group of 30 percent or more (in the case of Messrs. Stuckey’s and Mr. Bisson’s employment agreements, 50 percent or more) of our stock, consummation of a merger or consolidation that results in 50 percent of more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

Although the individual employment agreements contain some negotiated differences in the definitions of terms, “cause” generally is defined to include gross negligence or willful misconduct in the performance of material duties, conviction of or a plea of no contest to certain crimes, conduct involving moral turpitude, and failure to carry out reasonable, material directives. “Good reason” generally is defined to include a change in position or responsibilities that does not represent a promotion, a decrease in base salary, and a home office relocation of over 35 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control (as defined in the applicable agreement) had occurred on August 31, 2009 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

	Cash	Annual	Restricted	Annual					280G
	Severance	Insurance	Stock	Retirement					Capped
	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Other		Total	Amount(8)
Name	($)	($)	($)	($)		($)		($)	($)

William A. Furman	2,250,000	10,075	1,801,800	407,000	(4)	48,849	(6)	4,517,724	4,505,704
Mark J. Rittenbaum	806,250	20,093	900,900	578,806	(5)	27,232	(6)	2,333,281	2,598,582
Robin D. Bisson	870,000	74,158	453,024	445,655	(5)	39,232	(6)(7)	1,882,069	3,054,689
Alejandro Centurion	793,750	32,158	453,024	702,953	(5)	28,147		2,010,032	1,809,646
Timothy A. Stuckey	731,250	30,101	472,329	457,360	(5)	27,849		1,718,889	2,065,066

(1)	Cash Severance Benefit. The employment agreements with Mr. Furman and Mr. Bisson provide for cash severance payments equal to three times the sum of their current base salary (before 2009 base salary decrease) plus the average of the last two year’s cash bonus payments. The agreements with Mr. Rittenbaum, Mr. Stuckey and Mr. Centurion provide for a payment equal to two and one half times the sum of their current base salary (before 2009 base salary decrease) plus the average of the two most recent annual bonuses (the “average bonus amount”). Messrs. Bisson, Stuckey and Rittenbaum are also entitled to receive a pro-rated bonus for the year of termination, based on the average bonus amount and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2009, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the date of termination.

(2)	Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Bisson, Centurion, Stuckey and Rittenbaum also provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 24 months following the termination of employment The employment agreement with Mr. Furman provides for continuation of health and welfare benefits until he reaches age 70. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2009.

(3)	Restricted Stock Acceleration. All unvested shares of restricted stock subject to time vesting provisions (“time-based shares”) held by Messrs. Furman, Bisson, Centurion, Rittenbaum and Stuckey will automatically vest upon death, disability or retirement. In addition, all time-based shares held by Messrs. Bisson, Centurion, Rittenbaum and Stuckey will immediately vest upon the Company’s termination of the executive other than for “cause” or other than in the event of a “change of control” of the Company (as such terms are defined in the executives’ respective employment agreements). In the event of a “change of control” of the Company (as defined in the executives’ respective employment agreements), all time-based shares held by Messrs. Bisson, Centurion, Rittenbaum and Stuckey will vest upon (i) the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” (as such terms are defined in the executives’ respective employment agreements) following the change of control (in the case of Mr. Centurion, if such termination occurs during the two-year period following the change of control) or (ii) the executive’s termination of his employment without reason during the 30 days following the first anniversary of the change of control.

The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $12.87 per share, which was the closing price of our Common Stock on August 31, 2009. The expense that the Company would record would differ from the amount above as under FAS 123R the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event of a change in control of the Company (as defined in the Target Benefit Plan), the Company is obligated to contribute to the Plan on behalf of each participating Named Executive Officer an amount equal to the discounted present value of the contributions that would have been required had the executive remained employed until age 65 (Normal Retirement Age under the Target Benefit Plan). Therefore, in the event that a participating executive’s employment is terminated following a change in control (as defined in the Target Benefit Plan), the executive will receive a monthly retirement benefit equal to the benefit he would have received if he had remained employed until age 65. The amount shown in the table above is the purchase price of the amount of the additional annuity to be purchased so that the aggregate annuities result in a payment equal to the amount of the estimated annual target benefit payable to the executive under the Target Benefit Plan, assuming that the executive terminated employment as of August 31, 2009 following a change in control (as defined in the Target Benefit Plan). Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(6)	Other. Pursuant to their employment agreements, the Company will provide Messrs. Bisson, Centurion, Rittenbaum and Stuckey with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. For each named executive, the amount above represents the cost of the post-termination automobile benefit for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(7)	Consulting Arrangement. Pursuant to Mr. Bisson’s employment agreement, the Company will enter into a consulting agreement with Mr. Bisson for a period of 60 months following his termination of employment, which provides for payment of $1,000 per month for consulting services not to exceed 20 hours per month, and the provision of medical, dental and vision coverage for Mr. Bisson and his dependents during that period, provided such coverage is available for non-employee consultants under the Company’s group health plans. The Company will pay the cost of COBRA coverage for the maximum period of time available following the end of the consulting period, and will thereafter provide Mr. Bisson and his spouse with health benefits until each of them becomes eligible for Medicare, up to a maximum cost per person of $2 million.

(8)	280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive are capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the Named Executive Officers if the officer’s employment had been terminated on August 31, 2009, either by us without “cause” or, with respect to certain benefits, by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company.

	Cash		Annual	Restricted	Annual
	Severance		Insurance	Stock	Retirement
	Benefit		Continuation(2)	Acceleration(3)	Benefit		Other(6)	Total
Name	($)		($)	($)	($)		($)	($)

William A. Furman	1,500,000	(1)	10,075	1,801,800	407,000	(4)	32,566	3,751,441
Mark J. Rittenbaum	645,000	(1)	20,093	900,900	101,351	(5)	27,232	1,694,576
Robin D. Bisson	580,000	(1)	74,158	453,024	126,013	(5)	27,232	1,260,427
Alejandro Centurion	635,000	(1)	32,158	453,024	66,315	(5)	28,147	1,214,644
Timothy A. Stuckey	585,000	(1)	30,101	472,329	97,338	(5)	27,849	1,212,617

(1)	Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Bisson, Centurion, Stuckey and Rittenbaum provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Bisson, Centurion, Stuckey and Rittenbaum also are entitled to receive a pro-rated bonus for the year of termination, based on the average bonus amount and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2009, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company.

(2)	Insurance Continuation. Employment agreements with Messrs. Furman, Bisson, Centurion, Rittenbaum and Stuckey also provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2009.

(3)	Restricted Stock Acceleration. All unvested shares of restricted stock will immediately vest upon termination of each Named Executive Officer by the Company without cause, under the terms of the officers’ employment agreements. Information regarding unvested restricted stock held by the Named Executive Officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $12.87 per share, which was the closing price of our Common Stock on August 31, 2009. The expense that the Company would record would differ from the amount above as, under FAS 123R, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment for any reason (other than following a change in control, as defined in the Target Benefit Plan) prior to the attainment of age 65, the Company will make no further contributions to the Plan on behalf of the executive. The executive will receive a monthly retirement benefit based upon the amounts payable under individual annuity contracts purchased by the Company on the executive’s behalf prior to his termination of employment. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s employment was involuntarily terminated as of August 31, 2009 (benefit amounts do not vary under the Target Benefit Plan based on whether termination of employment prior to retirement age was voluntary or involuntary, or with or without cause). Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(6)	Other. Pursuant to their employment agreements, the Company will provide Messrs. Bisson, Centurion, Rittenbaum and Stuckey with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the two year period.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Bisson, Centurion, Rittenbaum and Stuckey is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2009 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

	Estimated	Annual	Restricted	Annual
	Cash	Insurance	Stock	Retirement
	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Total
Name	($)	($)	($)	($)		($)

William A. Furman	-0-	10,075	1,801,800	407,000	(4)	2,218,875
Mark J. Rittenbaum	N/A	N/A	900,900	101,351	(5)	1,002,251
Robin D. Bisson	N/A	N/A	453,024	126,013	(5)	579,037
Alejandro Centurion	N/A	N/A	453,024	66,315	(5)	519,339
Timothy A. Stuckey	N/A	N/A	472,329	97,338	(5)	569,667

(1)	Cash Benefit. Under the terms of his employment agreement, in the event of termination due to retirement, Mr. Furman is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2009, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)	Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until he attains age 70. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2009.

(3)	Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement for restricted shares with time-based vesting (“time-based shares”), all unvested time-based shares become fully vested upon termination due to death, disability or retirement. The amounts in the table above represent the number of unvested time-based shares, multiplied by a stock price of $12.87 per share, which was the closing price of our Common Stock on August 31, 2009. The expense that the Company would record would differ from the amount above as, under FAS 123R, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment due to retirement at age 65, the executive will receive monthly payments commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s employment terminated on August 31, 2009. Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2009 by reason of death or disability.

	Estimated	Annual	Restricted	Annual
	Cash	Insurance	Stock	Retirement
	Benefit(1)	Continuation(2)	Acceleration(3)	Benefit		Total
Name	($)	($)	($)	($)		($)

William A. Furman	-0-	10,075	1,801,800	407,000	(4)	2,218,875
Mark J. Rittenbaum	N/A	N/A	900,900	101,351	(5)	1,002,251
Robin D. Bisson	N/A	N/A	453,024	126,013	(5)	579,037
Alejandro Centurion	N/A	N/A	453,024	66,315	(5)	519,339
Timothy A. Stuckey	N/A	N/A	472,329	97,338	(5)	569,667

(1)	Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2009, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)	Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman and his spouse until such time that Mr. Furman and his spouse become eligible for Medicare. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2009.

(3)	Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement, all unvested shares of restricted stock become fully vested upon termination due to death or disability. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $12.87 per share, which was the closing price of our Common Stock on August 31, 2009. The expense that the Company would record would differ from the amount above as, under FAS 123R, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)	Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)	Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive’s employment terminates due to the executive’s death the executive’s beneficiary will receive monthly payments commencing on the date the executive would have attained age 65, and continuing for

180 months, unless the beneficiary elects to receive the amounts held under the annuity contracts purchased for the executive’s benefit in a single lump sum. In the event that a participating executive’s employment terminates due to the executive’s disability, the executive will receive a monthly benefit commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive (or his beneficiary, in the case of death) under the Target Benefit Plan, assuming that the executive’s employment terminated as of August 31, 2009 due to the executive’s death or disability.

Compensation Of Directors

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2009.

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or Paid		Compensation		All Other
	in Cash		Earnings		Compensation	Total
Name	($)	Stock Awards ($)(1)	($)		($)	($)

Benjamin R. Whiteley	107,500	60,018	—		—	167,518
Victor G. Atiyeh (Emeritus)	28,500	N/A	—		—	28,500
Graeme A. Jack	45,500	52,791	—		—	98,291
Duane C. McDougall	60,000	60,018	—		—	120,018
Victoria McManus	6,500	-0-	—		—	6,500
Wilbur L. Ross	6,500	-0-	—		—	6,500
Charles J. Swindells	56,250	60,018	—		—	116,268
Wendy L. Teramoto	6,500	-0-	—		—	6,500
C. Bruce Ward	37,500	60,018	(17,381	)(2)	108,647 (3)	188,784
Donald A. Washburn	50,250	60,018	—		—	110,268

(1)	The amount shown is the stock based compensation expense recognized by the Company in fiscal 2009 for restricted stock granted to the director as determined pursuant to FAS 123R. Amounts shown do not reflect compensation actually received by the director who received restricted stock grants during fiscal year 2009, nor does it necessarily reflect the actual value that will be realized by them if and when the restricted stock awards vest. The assumptions used to calculate the value of restricted stock awards are set forth under Note 2, Summary of Significant Accounting Polices, to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 made immediately after the close of each annual shareholder meeting, with such shares vesting in equal amounts over a three-year period beginning one year from the date of grant. The total number of shares of restricted stock granted to directors in fiscal 2009 and outstanding as of August 31, 2009 for each of the eligible directors is as follows: Mr. Whiteley, 8,942 shares; Mr. Jack, 8,942 shares; Mr. McDougall, 8,942 shares; Mr. Swindells, 8,942 shares; Mr. Ward, 8,942 shares and Mr. Washburn, 8,942 shares. As Emeritus Director, Mr. Atiyeh is not eligible to receive the annual grants of restricted shares under the Company’s 2005 Plan.

(2)	Mr. Ward participated in the Gunderson LLC Nonqualified Deferred Compensation plan while he was an employee of Gunderson LLC, a manufacturing subsidiary of Greenbrier. Amount represents Mr. Ward’s pro rata interest in the earnings (losses) in the plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(3)	Mr. Ward also received from the Company consulting fees aggregating $96,000 during 2009 and use of a company automobile with estimated cost of $12,647.

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Directors who are not our employees are paid an annual retainer of $30,000, payable quarterly, with the exception of the Chairman of the Board. The Chairman of the Board receives an annual retainer, payable quarterly, of three times the annual retainer paid to non-employee directors, or currently, $90,000. Effective March 1, 2009, annual retainers were temporarily reduced by 10%. All non-employee directors, including the Chairman of the Board, are also paid a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition to the annual retainer, the Audit Committee chairman receives a $10,000 annual retainer and each other committee chairman receives a $5,000 annual retainer, in each case payable quarterly. In addition, directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 made immediately after the close of each annual shareholder meeting with such shares vesting in equal amounts over a three-year period. However, no grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004, as amended). In that case, the non-employee director would receive $60,000 in cash in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death, disability or retirement, because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan. During fiscal 2009, each non-employee director, that was in office as of the annual meeting date, received an award of restricted stock having a fair market value on the date of the award of $60,000.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors
The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. Copies of the Charter, as amended, and the pre-approval of services policy, as amended, are available on the Company’s website at http://www.gbrx.com. A copy of the pre-approval of services policy is also attached as Appendix A.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For the fiscal year 2009, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Graeme Jack, Charles J. Swindells, and Benjamin R. Whiteley, each of whom is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws. The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2009, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the Company’s financial statements with respect to each of the first three quarters of the year ended August 31, 2009, and the press releases reporting the Company’s results of operations for each of the first three quarters and the full fiscal year;

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2009, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; received from the independent auditors written disclosures and a letter confirming their independence from the Company as required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm’s independence;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61;

•	Re-appointed Deloitte & Touche LLP as the Company’s independent auditors to serve for the fiscal year ended August 31, 2009;

•	Discussed significant accounting policies, including prospective changes in accounting principles, with the Company’s management and independent auditors;

•	Approved certain non-audit services provided by the independent auditors, including:

•	Tax planning, compliance and related support for tax return to be filed by the Company for fiscal year 2009;

•	Tax advice relating to international operations and state tax issues;

•	Tax advice relating to Mexico flat tax;

•	Tax advice and assistance with transfer pricing issues between the United States and Canada;

•	Greenbrier Management Services SAS 70 compliance;

•	Reviewed and monitored compliance with corporate governance initiatives, including implementation of Section 404 of the Sarbanes-Oxley Act of 2002;

•	Met privately with the independent auditors and the internal auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures;

•	Reviewed reports issued by the Director of Internal Audit;

•	Reviewed and approved changes to the Company’s directors’ and officers’ liability insurance policy;

•	Reviewed and approved management’s recommendation regarding modifications to the coverages under the Company’s health and welfare benefit plans;

•	Reviewed chartered aircraft usage;

•	Reviewed named executive officer expense report summaries; and

•	Reviewed and recommended amendments to the Company’s Financial Risk Management & Derivatives Policy.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of Securities and Exchange Commission Form 10-K, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2009 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009 for filing with the Commission.

Duane C. McDougall, Chairman
Graeme A. Jack
Charles J. Swindells
Benjamin R. Whiteley

November 9, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of November 1, 2009, with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class(1)

William A. Furman One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035	1,630,000		9.54%
Victor G. Atiyeh	21,108		(3)
Graeme Jack	14,439		(3)
Duane C. McDougall	19,750		(3)
Victoria McManus	101,337	(2)	(3)
A. Daniel O’Neal, Jr.	10,811		(3)
Wilbur L. Ross, Jr.	3,276,566	(4)	16.1%
Charles J. Swindells	16,409		(3)
Wendy L. Teramoto	0		—
C. Bruce Ward	25,752		(3)
Donald A. Washburn	27,750		(3)
Benjamin R. Whiteley	45,750		(3)
Robin D. Bisson	61,803		(3)
Alejandro A. Centurion	42,240		(3)
Mark J. Rittenbaum	101,400		(3)
Timothy A. Stuckey	46,740		(3)
All directors and executive officers as a group (23 persons)(5)	5,644,813	(5)	27.6%
WL Ross Group, L.P. 1166 Avenue of the Americas New York, New York 10036	3,276,566	(6)	16.1%
Keeley Asset Management Corp Keeley Small Cap Value Fund, Inc. 401 South LaSalle Street Chicago, IL 60605	1,991,300	(7)	11.6%
FMR Corporation 82 Devonshire Street Boston, Massachusetts 02109	1,780,969	(8)	10.4%
Thomson Horstmann & Bryant Park 80 West, Plaza One Saddle Brook, NJ 07663	1,661,260	(9)	9.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,115,836	(10)	6.5%
Buckhead Capital Management, LLC 3330 Cumberland Blvd. Suite 650 Atlanta, GA 30339	1,071,514	(11)	6.3%

(1)	Calculated based on number of outstanding shares as of November 1, 2009, which is 17,083,234 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 1, 2009.

(2)	Represents shares which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company.

(3)	Less than one percent.

(4)	Mr. Ross may be deemed to share dispositive power over the warrants of the Company held by WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) and voting and dispositive power over any shares issuable upon exercise of the warrants. See footnote (6) below. Mr. Ross disclaims beneficial ownership over the warrants.

(5)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(6)	As reported on Schedule 13D dated June 10, 2009 and filed with the SEC on June 22, 2009. Reflects 3,276,566 shares of common stock of the Company which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company. Warrants to purchase 3,263,460 shares of common stock (the “Fund IV Warrants”) are held directly by WLR Recovery Fund IV, L.P. (“Fund IV”). Wilbur L. Ross, Jr. (“Mr. Ross”) is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Fund IV Warrants and voting and dispositive power over any shares issuable upon exercise of the Fund IV Warrants. Warrants to purchase 13,106 shares of common stock (the “Parallel Fund Warrants”) are held directly by WLR IV Parallel ESC, L.P. (“Parallel Fund”). Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of Parallel Fund. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Parallel Fund Warrants and voting and dispositive power over any shares issuable upon exercise of the Parallel Fund Warrants.

(7)	As reported on Amendment No. 3 to a Schedule 13G dated December 31, 2008 and filed with the SEC on February 13, 2009, by Keeley Asset Management Corp. (“KAMC”). The shares reported are owned of record by KAMC and Keeley Small Cap Value Fund, Inc. KMAC and Keeley Small Cap Value Fund Inc have shared voting power with respect to 1,991,300 of the shares reported and shared dispositive power with respect to all 1,991,300 shares reported.

(8)	As reported in an Amendment No. 4 to Schedule 13G filed jointly on February 17, 2009 jointly by FMR Corp. and Edward C. Johnson 3d. The family members of Edward C. Johnson 3d are the predominant owners of FMR Corp. Series B common stock, representing 49% of the voting power of FMR Corp. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., and an investment 1,836,538 shares or 11.127% of the common stock outstanding, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,500,000 shares or 8.8% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 1,780,969 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(9)	As reported on Schedule 13G dated December 31, 2008 and filed with the SEC on January 5, 2009.

(10)	As reported in Amendment 1 to Schedule 13G dated December 31, 2008 and filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the Company’s shares held by the Funds.

(11)	As reported on Schedule 13G dated December 31, 2008 and filed with the SEC on February 18, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to year 2009 were complied with, except that one late Form 4 was filed for Victoria McManus with respect to warrants she received in connection with her purchase of a participation in the WLR Transactions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2009 and 2008, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), performed professional services. The Audit Committee has appointed Deloitte & Touche to audit the consolidated financial statements of the Company for the year ending August 31, 2010. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2010 year.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2010 year.

Fees Paid to Deloitte & Touche

The Audit Committee pre-approved 100% of the audit services, audit related services, tax services and other services provided by Deloitte & Touche in fiscal 2009.

Audit and audit-related fees aggregated $2,266,500 and $2,244,840 for the years ended August 31, 2009 and 2008, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2009 and 2008 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review were $2,141,500 and $2,119,000.

Audit-Related Fees

The aggregate fees billed for due diligence and accounting and reporting consultations for the year ended August 31, 2009 and 2008 amounted to $125,000 and $125,840.

Tax Fees

The aggregate fees billed for the years ended August 31, 2009 and 2008 were $91,360 and $321,118 associated with tax return preparation and $142,550 and $311,657 for services associated with tax consulting services for the years ended August 31, 2009 and 2008.

All Other Fees

The aggregate fees billed for other fees for the years ended August 31, 2009 and 2008 were $2,000 in each year related to access to the Deloitte Accounting Research Tool.

The Audit Committee has considered whether the provision by Deloitte & Touche of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2010 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 30, 2009 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2011 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 28, 2010. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

To be eligible for inclusion in the Company’s proxy materials for the 2011 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 28, 2010 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2009 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/  Kenneth D. Stephens
Kenneth D. Stephens
Secretary

November 24, 2009

Appendix A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that Deloitte & Touche (the “Audit Firm”) possesses a unique knowledge of the Company, and as a worldwide firm can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and nonaudit services may be given at any time up to a year before commencement of the specified service. Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Pre-approval may be of classes of permitted services, such as “annual audit services,” “tax consulting services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Starting with fiscal 2004, the annual proxy statement should include disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services — The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements.  The Audit Firm cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports.  The Audit Firm cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services.  The Audit Firm cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources.  Partners and employees of the Audit Firm cannot act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend, or advise that the Company hire, a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services.  The Audit Firm cannot serve as a broker-dealer, promoter or underwriter of an audit client’s securities.

6. Legal Services and Expert Services Unrelated to the Audit.  The Audit Firm cannot provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing.  The Audit Firm cannot provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation.  The Audit Firm cannot design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Services for which Policy-Based Pre-Approval Is Available

The Audit Committee believes that the Audit Firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the Audit Firm’s independence. However, the Audit Committee will not permit the retention of the Audit Firm to provide any tax services to the Company that are deemed to be incompatible with auditor independence per standards promulgated by the Public Company Accounting Oversight Board, including any aggressive tax position as defined by such rules.

The Audit Committee has given policy-based pre-approval for the tax services described on Exhibit A. All other tax services must be separately pre-approved by the Designated Member or by the full Audit Committee, including tax services related to large and complex transactions and tax services proposed to be provided by the Audit Firm to any executive officer or director of the Company, in his or her individual capacity, when such services are paid for by the Company.

Audit Committee review of services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm

•	A listing of newly pre-approved services since its last regularly scheduled meeting

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.
Amended on July 10, 2007.

EXHIBIT A

Pre-Approved Tax Services

In this context, the term “the Company” includes all subsidiaries or affiliates of The Greenbrier Companies, Inc.:

•	Tax planning, compliance and related support for tax returns to be filed by the Company for fiscal 2007, including preparation or review of returns.

•	Tax advice and support relating to audits of tax returns filed by the Company in prior years, including appeals, requests for rulings or technical advice from taxing authorities, but in each case expressly excluding advocacy or litigation.

•	Tax advice and assistance with transfer pricing issues between The United States and Canada, and arising out of the APA for fiscal 2005 and 2006 currently being negotiated and the application of the agreed upon analysis to fiscal 2007 or a portion of such year, between The United Sates and Mexico, as identified in the Transfer Pricing Study for Gunderson — Concarril dated December 2005, as these issues continue to pertain to Gunderson — Concarril and to Gunderson GIMSA, including discussions with or presentations to taxing authorities.

Pre-Approval Fee Limit for Tax Services:  $100,000

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext MMMMMMMMM 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Duane C. McDougall 02 — A. Daniel O’Neal, Jr. 03 — Donald A. Washburn 04 — Wilbur L. Ross, Jr. 05 — Victoria McManus 06 — Wendy L. Teramoto For Against Abstain 2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2010. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM6 1 B V 0 2 3 7 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 0149ND

. You are cordially invited to attend the 2010 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Friday, January 8, 2010. Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented. Kenneth D. Stephens Secretary Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 8, 2010: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy. 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — The Greenbrier Companies, Inc. Solicited on Behalf of the Board of Directors of the Company The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Friday, January 8, 2010 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.